Exhibit 99.99

(Signature Page, to follow Item 88 at Screen Number 44)

This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 30th day of July, 2008.

COLLEGE AND UNIVERSITY FACILITY
 LOAN TRUST ONE

By:  US Bank, not in its individual
capacity, but solely as Owner Trustee
under a Declaration of Trust dated
September 17, 1987 and Amended and
restated on September 29, 1987, and
December 4, 1989.

By: James Byrnes
      Vice President